EXHIBIT 10.12

HERITAGE BANKSHARES, INC.

LIMITED ALTERNATIVE STOCK APPRECIATION RIGHT AGREEMENT

GRANTEE: Michael S. Ives

DATE OF GRANT: July 26, 2006

NUMBER OF SHARES: 70,000

PRICE: $

This Limited Alternative Stock Appreciation Right Agreement is made as of the above date of grant by and between Heritage Bankshares, Inc. (“Corporation”) and Michael S. Ives (“Grantee”) to implement the grant to the Grantee of the Limited Alternative Stock Appreciation Right described herein (“Right”), made by the Board of Directors of the Corporation on July 26, 2006. This Right is independent of and is not granted under the 2006 Heritage Equity Incentive Plan (“2006 Incentive Plan”), but for convenience, capitalized terms used herein shall have the same meaning as defined in the 2006 Incentive Plan unless otherwise defined herein or unless the context requires otherwise. For purposes of this Right, “terminate employment” and “termination of employment” shall mean terminate employment or termination of employment with the Corporation and/or a Subsidiary as a consequence of which the Grantee is no longer employed by the Corporation or any Subsidiary; “termination for cause,” “termination without cause,” and “resignation for good reason” shall have the same meaning as defined in the Employment Agreement between the Corporation and the Grantee dated February 7, 2005, as amended by the Amendment dated June 30, 2006 (“Employment Agreement”); and “permanent disability” shall mean disability as provided under Section 8(a) of the Employment Agreement.

The grant to Grantee of this Right by the Corporation is made on the following terms and conditions:

1. (a) This Right shall become exercisable only upon a Change in Control with respect to the Corporation, in which event this Right shall become vested and exercisable in full.

(b) Notwithstanding subparagraph 1(a), this Right shall become exercisable only in the event that prior to the date of a Change in Control, the Corporation’s shareholders have not approved the 2006 Incentive Plan or a successor plan or other program pursuant to which the Option to purchase 70,000 shares of Common Stock granted to the Grantee by the Board of Directors of the Corporation on July 26, 2006 remains in effect.

2. Once exercisable, this Right may be exercised until the close of business on the date which is two (2) years from the date of the Change in Control.

3. This Right may be exercised in whole or in part by delivering to the Treasurer of the Corporation written notice of exercise on the form to be provided for that purpose, and the date on which any such delivery is made shall be the “Date of Exercise” as to the applicable portion of this Right.

4. Notwithstanding the foregoing, this Right shall not be exercised unless the exercise shall comply, in the opinion of counsel for the Corporation, with all applicable provisions of law, including state and federal securities laws and rules and regulations thereunder, and any listing agreement with any securities exchange on which the Shares may be listed.

5. The exercise of this Right shall entitle the Grantee to receive an amount equal to the product of (a) the excess of (1) the Fair Market Value of a share of Common Stock on the Date of Exercise over (2) the Price, multiplied by (b) the number of Shares with respect to which the Right is exercised. The amount to which Grantee becomes entitled shall be paid (without any payment by Grantee other than any required tax withholding amounts) in cash.

6. (a) Subject to subparagraph 6(b), if the Grantee terminates employment for any reason, the Grantee shall forfeit this Right to the extent that this Right has not become exercisable pursuant to paragraph 1 on the date employment terminates.

(b) Notwithstanding subparagraph 6(a), this Right shall continue in effect in the following events for the period specified so as to become exercisable upon a Change in Control in accordance with subparagraph 1(a), subject to subparagraph 1(b), as if the Grantee had not terminated employment:

(1) In the event of Grantee’s Retirement, until the date that is ten (10) years from the Date of Grant. For purposes of this subparagraph 6(b)(1), Executive’s Retirement shall be deemed to have occurred if the Grantee resigns or otherwise voluntarily terminates his employment (other than for cause or after cause exists) prior to Retirement but after attaining age fifty-five (55), and if upon termination of employment, the Grantee enters into a noncompetition agreement with the Corporation that provides for an extension of the provisions of Section 10 of the Employment Agreement during the period that this Right continues in effect (but not beyond December 31, 2010).

(2) In the event of Grantee’s termination by the Corporation without cause, Grantee’s resignation for good reason, Grantee’s death or Grantee’s disability, the date that is two (2) years from the date of the applicable event.

7. This Right shall not be transferable by Grantee other than by will or the laws of descent and distribution. During the Grantee’s lifetime, this Right shall be exercisable only by Grantee, or in the event of Grantee’s legal disability, his legal representative. After the death of Grantee, any exercisable Right may be exercised by Grantee’s personal representative, heirs or legatees.

8. Tax obligations of the Grantee resulting from the exercise of this Right shall be withheld or provided for in a manner prescribed by the Corporation.

9. The number and class of Shares subject to this Right and the Price shall be adjusted by the Corporation, as appropriate and equitable, to reflect such events as stock dividends, dividends payable other than in cash, other extraordinary dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation.

10. Notwithstanding anything herein to the contrary, this Right shall be void and of no effect from its inception upon approval of the 2006 Incentive Plan or any successor plan or other program pursuant to which the Option to purchase 70,000 shares of Common Stock granted to the Grantee by the Board of Directors of the Corporation on July 26, 2006 remains in effect.

IN TESTIMONY WHEREOF, Grantee has hereunto affixed his signature and the Corporation has caused this Agreement to be executed in its corporate name by its duly authorized officer all as of the date first hereinabove written.

HERITAGE BANKSHARES, INC.

By:	/s/ Peter M. Meredith, Jr.
Its: Chairman

/s/ Michael S. Ives
Michael S. Ives, Grantee

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